EX-10.17
                              PROMISSORY NOTE


$210,870.00                                                  LOS ANGELES, CA
                                                            OCTOBER 31, 2000

     In Consideration of settlement of an open account debt, Platforms Wireless International Corporation ("Platforms") promises to pay TechnoCom Corporation ("TechnoCom") the amount of Two Hundred Ten Thousand Eight Hundred Seventy Dollars ($210,870.00). Payments are to be made as follows:

     Ten Thousand Dollars ($10,000.00) a month by Certified or Cashier's Check, commencing November 15, 2000, and continuing each month thereafter, with the balance to be paid in full on August 15, 2002 or ten (10) days following the successful completion of Platforms' first round of financing whichever first occurs. Each monthly payment shall be received by TechnoCom on the 15th of each month. Late payments shall bear interest at the annual rate of eighteen percent (18%) and will be due and payable no later than the following monthly payment.

     In the case of default on this Note, TechnoCom may demand payment in full of the balance. In the event of commencement of any action in court, the prevailing party shall bear the costs and reasonable attorneys' fees of the other.

                                         Platforms Wireless International
                                         Corporation


                                         By: /s/  Charles B. Nelson
                                         Charles B. Nelson
                                         Senior Vice President - CFO


                                         By: /s/  Forrest W. Brown
                                         Forrest W. Brown
                                         Secretary